For Further Information Contact:
Jim Marcelli Lightwave Logic 302-356-2717 jmarcelli@lightwavelogic.com	Phillips W. Smith Lightwave Logic 480-280-9192 phil@lightwavelogic.com

Lightwave Logic Announces Allowance of First Patent

October 15, 2010

USPTO Grants Allowance of Patent for Company's Unique Spacer System

NEWARK, Del., Oct. 15 /PRNewswire-FirstCall/ -- Lightwave Logic, Inc. (OTC Bulletin Board: LWLG) a technology company focused on the development of the 'Next Generation Electro-Optic Polymer Material Platform' for applications in high speed fiber-optic data communications and optical computing, announced today the United States Patent Office Grant Allowance of Patent 11/666,399 titled: Tricyclic Spacer Systems for Non Linear Optical Devices.

Dave Eaton, Chief Scientific Officer for Lightwave Logic said today, "Our tricyclic spacer is unique to Lightwave's approach to stabilizing non linear organic structures, which gives us tremendous flexibility to meet the specific design specifications of potential partners and customers. Scientifically, a tricyclic spacer is an ancillary group attached to the core of the nonlinear optical chromophore which prevents undesired dimerization, which can destroy the polar orientation required for effective nonlinear response."

Jim Marcelli, CEO of Lightwave stated that, "The notice of allowance of our first-ever patent is a momentous occasion for our company.  While we are anticipating the imminent allowance of several other patents, in a broad sense, protecting our intellectual property is the key to building significant value for our shareholders because it allows us to move more freely into the commercialization of our advanced next generation electro-optical materials platform."

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Lightwave Logic, Inc. is a development stage company that is producing prototype electro-optic demonstration devices and is moving toward commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. Please visit the Company's website, www.lightwavelogic.com, for more information.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control.